Intrepid Announces Fourth Quarter and Full Year 2025 Results

DENVER, CO — (BUSINESS WIRE - March 4, 2026) -- Intrepid Potash, Inc. (NYSE:IPI) ("Intrepid", the "Company", "we", "us" and "our") today reports its financial results for the fourth quarter and full year ("FY") 2025.

Fourth Quarter and FY 2025 Highlights & Management Commentary
In 2025, we experienced steady demand for our fertilizer products underscored by record Trio® sales volumes, solid unit economics, and increasing pricing throughout the year, with our key financial highlights including:
•Total sales of $75.9 million in the fourth quarter and $298.3 million for FY 2025.
•Net loss of $0.4 million and adjusted net income(1) of $6.5 million in the fourth quarter, and net income of $11.2 million and adjusted net income(1) of $19.1 million for FY 2025.
◦Our fourth quarter net loss and FY 2025 net income include a $4.0 million charge for a pending legal settlement and a $2.4 million charge related to the disposal of an extraction well drilled in 2012 that was plugged-and-abandoned in the fourth quarter.
•Adjusted EBITDA(1) of $18.1 million in the fourth quarter and $63.1 million for FY 2025.
•Cash flow from operations of $8.9 million for the fourth quarter and $55.8 million for FY 2025.
•Ending 2025 in a strong financial position, with no debt or outstanding borrowings on our credit facility and cash and cash equivalents of $83.5 million, which includes an $8 million deposit related to the potential sale of the majority of our assets at Intrepid South.
Kevin Crutchfield, Intrepid's Chief Executive Officer commented: "2025 was a very strong year for Intrepid and I want to thank all of our employees for their dedication and hard work in helping us achieve one of the best periods of operating and financial performance in recent history. Our strong results were primarily the result of our continued reinvestment in our core assets with the goal of increasing our production and further improving our unit economics, while we also had the benefit of supportive fertilizer pricing throughout the year.
Our Trio® segment was the clear key standout in 2025, where our 303 thousand tons sold was another company record. Moreover, with its pricing essentially at parity with potash, forecasted higher Trio® production is expected to help offset what should be a relatively flat potash production year in 2026. We expect this year's total fertilizer production to be modestly higher compared to 2025, with a roughly equal split between potash and Trio®, where the trend of solid demand and supportive pricing should continue.
Overall, we're optimistic on the outlook, and the renewed focus on domestic critical mineral production should also help provide tailwinds for both our core operations and new projects like lithium. It's a very exciting time for Intrepid and we look forward to continue capitalizing on our unique positioning as a producer of critical minerals in the United States."

Key Financial and Operational Metrics Summary

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions, unless otherwise stated)
Total sales	$75.9	$55.8	$298.3	$254.7
Gross margin	$15.4	$7.3	$54.8	$29.1
Net (loss) income	$(0.4)	$(207.0)	$11.2	$(212.8)
Net (loss) income per diluted share	$(0.03)	$(16.04)	$0.85	$(16.53)
Adjusted net income (loss) (1)	$6.5	$(1.4)	$19.1	$(3.7)
Adjusted net income (loss) per diluted share (1)	$0.49	$(0.11)	$1.44	$(0.30)
Adjusted EBITDA (1)	$18.1	$8.6	$63.1	$35.5
Cash flow from operations *	$8.9	$7.6	$55.8	$72.5

Potash sales volumes (in thousands and tons)	55	57	289	240
Average potash net realized sales price per ton (1)	$387	$347	$353	$377

Trio® sales volumes (in thousands and tons)	87	54	303	254
Average Trio® net realized sales price per ton(1)	$379	$330	$367	$311
* Please note that cash flow from operations for the year ended December 31, 2024 includes a $45 million payment we received pursuant to the terms of the Third Amendment to the Cooperative Development Agreement between Intrepid and XTO.

First Quarter 2026 Sales Guidance

Potash sales volumes (in thousands and tons)	95 to 105
Average potash net realized sales price per ton(1)	$345 to $355

Trio® sales volumes (in thousands and tons)	105 to 115
Average Trio® net realized sales price per ton(1)	$380 to $390

2026 Production Guidance

Potash production (in thousands and tons)	270 to 285
Trio® production (in thousands and tons)	285 to 300

Liquidity
•We ended 2025 with cash and cash equivalents of $83.5 million with no outstanding borrowings on our $150 million revolving credit facility that matures in August 2027.
•As of February 27, 2026, our cash and cash equivalents totaled approximately $93.3 million with no outstanding borrowings on our credit facility.

Capital Expenditures
•Our capital expenditures for FY 2025 totaled $30.2 million. This mostly comprised sustaining capital, and included the completion of the AMAX test well, the replacement of an aging continuous miner, and various other equipment purchases across our operations.

•For 2026, we expect our capital expenditures will be in the range of $40 to $50 million, primarily driven by Primary Pond 8 construction at Wendover and sustaining capital at the East Mine.

Key Projects and Operational Focus for 2026
Wendover Lithium Project
•Our lithium project in Wendover continues to make progress under our Joint Development Agreement ("JDA") with Aquatech International, LLC (“Aquatech”), and Adionics. Adionics and Aquatech have successfully produced battery-grade lithium carbonate in a demonstration test of Intrepid’s Wendover brine, with the testing results achieving a lithium extraction rate of 92.9%, producing an overall lithium chloride purity above 99.5%, meeting key specifications for battery manufacturing. The project design is expected to be for five thousand tons of lithium carbonate per year. We still plan to limit our capital exposure and operating risk to the lithium industry, and we will continue to maintain our focus on our core fertilizer operations, but successfully monetizing lithium from our byproduct magnesium chloride brine will constitute an important step forward in driving margin improvement at Wendover.
•In our 2025 10-K, we will be including an updated Technical Report Summary for our Wendover, Utah operation, which will include maiden resource estimates for the associated byproduct lithium and magnesium. The estimated measured and indicated maiden mineral resources total approximately 119 thousand tons of lithium carbonate equivalent and 1.5 million tons of magnesium. At the final outflow, the lithium concentration in the magnesium chloride brine has been measured at a median parts per million of approximately 1,360, while the magnesium concentration has been measured at 7.7%.
Wendover Primary Pond 8 Project
•To further expand our evaporative area at Wendover to help sustain our potash productive capacity level of approximately 75 thousand tons, we are progressing with building another new primary pond. We expect the new primary pond will result in higher byproduct production, including lithium and magnesium. Primary Pond 8 will further expand our evaporative area at Wendover by approximately 35%. This project is expected to be commissioned in 2027 and contribute to our potash and byproduct production starting in 2028.
Increased Production at East Underground Mine
•In early 2026, we replaced a continuous miner at our East Mine; three of the five continuous miners are now relatively new and are expected to continue to drive improved operational efficiencies and higher Trio® production. Moreover, we also increased our operating hours per shift and continue to operate our fine langbeinite recovery system, both of which will also help drive higher production. Overall, the improvements in our mill have resulted in increased production of granular and premium products. For FY 2026, we expect to produce 285 to 300 thousand tons of Trio®.

Potential Sale of Intrepid South Ranch
•In December 2025, we received an $8.0 million cash deposit related to the potential sale of the majority of the assets of Intrepid South. As consideration for this deposit, we entered into an exclusivity period with the potential buyer, during which time we will negotiate definitive agreements. This deposit will be credited against the purchase price of the transaction, and in the event we are unable to reach a definitive agreement or the buyer is unable to close in a timely manner, we may retain the deposit after the exclusivity period expires. If we are successful in negotiating definitive agreements, we expect the transaction would close in the first half of 2026 subject to approval by our Board of Directors.
Deferred Project for 2026
AMAX Cavern Project
•We have deferred a formal decision for our AMAX cavern project into at least 2027 and will continue our evaluation over the next year. While we remain confident about the potash reserves in the AMAX cavern, we want to further study the surrounding geology before committing additional capital. The deferral is not expected to have an effect on our production as we believe we currently have sufficient potash reserves and brine in the HB cavern system to sustain our production over the next several years.
Segment Highlights
Potash

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands, except per ton data)
Sales	$29,533	$28,867	$139,583	$124,833
Gross margin	$4,592	$4,468	$18,218	$17,420

Potash production volume (in tons)	102	117	280	295
Potash sales volume (in tons)	55	57	289	240

Average potash net realized sales price per ton(1)	$387	$347	$353	$377

In the fourth quarter of 2025, our potash segment sales increased $0.7 million compared to the same prior year period, which was driven by our average net realized sales price per ton(1) increasing by $40 to $387, although we did have slightly lower sales volumes compared to the prior year. Our fourth quarter potash production totaled 102 thousand tons, bringing our FY 2025 production to 280 thousand tons, which compares to 117 thousand tons and 295 thousand tons, respectively, in the same prior year periods. We produced less tons in the fourth quarter and FY 2025, which was driven by a delayed startup at our HB facility following summer evaporation; Wendover production remaining below historical levels while Primary Pond 7 ramps up; and slightly lower mill feed grades at Moab, as well as from above-average Moab rainfall in the fall of 2025.
Our FY 2025 potash sales increased $14.8 million, or 15%, compared to the prior year, which was driven by a sales volume increase of 49 thousand tons to 289 thousand tons, as we had significantly more tons available to sell to start the year given the higher inflection in our 2024 potash production. Higher sales volumes more than offset a $24 decrease in our average net realized sales price per ton(1) to $353 per ton, although we did benefit from a trend of higher pricing throughout 2025.
Compared to the prior year, our FY 2025 potash COGS per ton decreased by approximately $22 per ton to $328 per ton, which was driven by the significant increase in sales volumes resulting from the higher production that started in 2024 (i.e., higher 2024 production, which continued in 2025, drove higher sales volumes and better full-year unit economics). A significant portion of our production costs are fixed and an increase in tons produced and sold results in better unit economics.
During 2025, we recorded $4.4 million in lower of cost or net realizable value inventory adjustments for certain potash products as our weighted average carry cost per ton exceeded our expected net realizable value per potash ton. During 2024, we recorded $4.0 million in lower of cost or net realizable value inventory adjustments.
Our FY 2025 potash segment gross margin was relatively flat compared to FY 2024, due to the factors discussed above.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands, except per ton data)
Sales	$43,314	$23,490	$144,463	$105,428
Gross margin	$10,494	$2,791	$33,386	$4,438

Trio® production volume (in tons)	71	67	273	251
Trio® sales volume (in tons)	87	54	303	254

Average Trio® net realized sales price per ton(1)	$379	$330	$367	$311

In the fourth quarter of 2025, our Trio® segment sales increased $19.8 million, or 84%, compared to the same prior year period, which was driven by a 33 thousand ton increase in sales volumes and a $49 per ton increase in our average net realized sales price per ton(1). We continued to see very strong demand for Trio® during the fourth quarter and the changing market structure allowed us to capture additional market share. Pricing remained robust primarily owing to the strengthening sulfate and potassium components seen throughout the year, while sulfate products remained in relatively tight supply.
Our fourth quarter Trio® production of 71 thousand tons brought our FY 2025 production to 273 thousand tons - a company record - which compares to 67 thousand tons and 251 thousand tons, respectively, in the same prior year periods. We continued to see strong efficiencies and higher production during the year driven by the relatively new continuous miners, an increase in our operating hours, and from the restart of our fine langbeinite recovery system.

Our FY 2025 Trio® segment sales increased $39.0 million, or 37%, compared to the same prior year period. Compared to FY 2024, our FY 2025 Trio® sales increased $39.2 million, or 37%, as we sold 49 thousand more tons of Trio® and from a $56 per ton increase in our average net realized sales price per ton(1). Our FY 2025 sales volumes of 303 thousand tons was a company record, which was driven by our higher production, strong demand, and by capturing more market share.

Compared to the prior year, our FY 2025 Trio® COGS per ton decreased by approximately $36 per ton to $240 per ton, which was driven by the significant increase in sales volumes resulting from the higher production. A significant portion of our production costs are fixed and an increase in tons produced and sold results in better unit economics.
During 2025 and 2024, we did not record any lower of cost or net realizable value inventory adjustments in Trio®.
Our Trio® segment gross margin increased $28.9 million in FY 2025, compared to FY 2024, due to the factors discussed above.

Oilfield Solutions

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Sales	$3,031	$3,499	$14,440	$24,685
Gross margin	$266	$33	$3,212	$7,224

In the fourth quarter of 2025, our oilfield solutions segment sales decreased by $0.5 million compared to the same prior year period, primarily due to lower water sales. For FY 2025, our oilfield solutions segment sales decreased $10.2 million or 42%, compared to 2024, which was also primarily driven by a $10.4 million decrease in water sales. Our lower water sales reflect lower oilfield activity on and around the Intrepid South Ranch, as well as from lower sales on our Caprock well system, while our third quarter 2024 also had the largest frac job in company history.
Our oilfield solutions cost of goods sold decreased 36% in FY 2025 compared to FY 2024, as we purchased less third-party water for resale. Gross margin decreased $4.0 million, or 56%, in FY 2025 compared to the prior year, due to the factors described above.

Notes
1 Adjusted net income (loss), average net realized sales price per ton and adjusted EBITDA are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, March 5, 2026, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.
Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359.

The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at intrepidpotash.com. The replay of the call will require the input of the conference identification number 1179359. The recording will be available through March 12, 2026.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•write-downs of the carrying value of our assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our ability to fund necessary capital investments;
•the impact of global health issues, geopolitical conflicts and tensions, and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2025 AND 2024
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Sales	$75,876	$55,803	$298,328	$254,694
Less:
Freight costs	13,196	8,490	48,277	38,765
Warehousing and handling costs	3,002	2,742	12,215	11,475
Cost of goods sold	42,044	35,648	178,578	171,415
Lower of cost or net realizable value inventory adjustments	2,282	1,631	4,442	3,957
Gross Margin	15,352	7,292	54,816	29,082

Selling and administrative	9,576	7,518	36,705	32,966
Accretion of asset retirement obligation	631	622	2,603	2,489
Impairment of long-lived assets	—	7,626	1,866	10,708
Loss (gain) on sale of assets	2,520	1,326	(1,175)	1,952
Other operating income	(1,160)	(1,186)	(4,811)	(5,215)
Other operating expense	4,743	3,087	8,963	6,040
Operating (Loss) Income	(958)	(11,701)	10,665	(19,858)

Other Income (Expense)
Equity in (loss) earnings of unconsolidated entities	(57)	(43)	(374)	(299)
Interest expense, net	(25)	(112)	(232)	(112)
Interest income	631	385	2,432	1,712
Other income (expense)	35	(159)	(762)	45
(Loss) Income Before Income Taxes	(374)	(11,630)	11,729	(18,512)

Income Tax Expense	(55)	(195,419)	(544)	(194,333)
Net (Loss) Income	$(429)	$(207,049)	$11,185	$(212,845)

Weighted Average Shares Outstanding:
Basic	13,121,562	12,908,078	13,014,205	12,880,026
Diluted	13,121,562	12,908,078	13,174,001	12,880,026
Net (Loss) Income Per Share:
Basic	$(0.03)	$(16.04)	$0.86	$(16.53)
Diluted	$(0.03)	$(16.04)	$0.85	$(16.53)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2025 AND 2024
(In thousands, except share and per share amounts)

	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$83,537	$41,309
Short-term investments	—	989
Accounts receivable:
Trade, net	33,776	22,465
Other receivables, net	159	763
Inventory, net	112,305	112,968
Other current assets	5,355	5,269
Total current assets	235,132	183,763

Property, plant, equipment, and mineral properties, net	334,773	344,338
Water rights	19,184	19,184
Long-term parts inventory, net	31,506	33,775
Long-term investments	179	3,571
Other assets, net	11,405	9,889
Non-current deferred tax asset, net	—	—
Total Assets	$632,179	$594,520

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$9,844	$8,616
Accrued liabilities	10,596	9,483
Accrued employee compensation and benefits	12,651	9,842
Other current liabilities	20,564	10,062
Total current liabilities	53,655	38,003

Asset retirement obligation	38,841	32,354
Operating lease liabilities	1,550	780
Finance lease liabilities	1,741	1,838
Deferred other income, long-term	43,233	45,489
Other non-current liabilities	1,730	1,664
Total Liabilities	140,750	120,128

Commitments and Contingencies

Common stock, $0.001 par value; 40,000,000 shares authorized:
and 13,131,663 and 12,908,078 shares outstanding
at December 31, 2025 and 2024, respectively	14	14
Additional paid-in capital	674,297	668,445
Accumulated deficit	(160,870)	(172,055)
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	491,429	474,392
Total Liabilities and Stockholders' Equity	$632,179	$594,520

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2025 AND 2024
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(429)	$(207,049)	$11,185	$(212,845)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, and amortization	10,759	10,430	40,241	37,361
Amortization of intangible assets	82	82	328	328
Accretion of asset retirement obligation	631	622	2,603	2,489
Amortization of deferred financing costs	75	75	301	301
Stock-based compensation	1,311	848	5,085	3,583
Reserve for obsolescence	87	1,200	2,422	1,843
Allowance for doubtful accounts	—	120	62	120
Impairment of long-lived assets	—	7,626	1,866	10,708
Loss on disposal of assets	2,520	1,326	(1,175)	1,952
Loss on equity investments	—	165	888	266
Equity in earnings of unconsolidated entities	57	43	374	299
Distribution of earnings from unconsolidated entities	—	—	—	—
Lower of cost or net realizable value inventory adjustments	2,282	1,631	4,442	3,957
Changes in operating assets and liabilities:
Trade accounts receivable, net	(8,752)	9,638	(11,373)	(508)
Other receivables, net	3,025	1,887	593	642
Inventory, net	(4,897)	(10,385)	(3,932)	(10,833)
Other current assets	(645)	(136)	(2,214)	(362)
Deferred tax assets	—	195,402	—	194,223
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	385	(7,528)	4,724	(3,519)
Operating lease liabilities	(264)	(345)	(1,111)	(1,419)
Deferred other income	(564)	(564)	(2,256)	42,744
Other liabilities	3,243	2,471	2,726	1,165
Net cash provided by operating activities	8,906	7,559	55,779	72,495

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(10,082)	(6,123)	(30,239)	(38,706)
Deposit received	8,000	—	8,000	—
Proceeds from sale of property, plant, equipment, and mineral properties	1	183	5,844	4,839
Additions to intangible assets	—	(200)	—	(200)
Proceeds from redemptions/maturities of investments	—	1,000	1,000	3,000
Other investing, net	—	1,120	2,129	1,536
Net cash used in investing activities	(2,081)	(4,020)	(13,266)	(29,531)

Cash Flows from Financing Activities:
Payments of financing leases	(308)	(262)	(1,043)	(942)
Repayments of borrowings on credit facility	—	—	—	(4,000)
Employee tax withholding paid for restricted shares upon vesting	(185)	—	(1,075)	(775)
Proceeds from exercise of stock options	—	—	1,842	—
Net cash used in financing activities	(493)	(262)	(276)	(5,717)

Net Change in Cash, Cash Equivalents, and Restricted Cash	6,332	3,277	42,237	37,247
Cash, Cash Equivalents, and Restricted Cash, beginning of period	77,803	38,621	41,898	4,651
Cash, Cash Equivalents, and Restricted Cash, end of period	$84,135	$41,898	$84,135	$41,898

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2025 AND 2024
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share
Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or net income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net Income (Loss):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net (Loss) Income	$(429)	$(207,049)	$11,185	$(212,845)
Adjustments
Impairment of long-lived assets	—	7,626	1,866	10,708
Loss (gain) on sale of assets	2,520	1,326	(1,175)	1,952
CEO separation costs, net	—	—	—	1,050
Employee separation costs	458	—	1,096	—
Unpermitted discharge penalty	—	—	2,155	—
Employment class action lawsuit	4,000	—	4,000	—
Valuation allowance for deferred tax assets	—	199,026	—	199,026
Calculated income tax effect(1)	—	(2,328)	—	(3,565)
Total adjustments	6,978	205,650	7,942	209,171
Adjusted Net Income (Loss)	$6,549	$(1,399)	$19,127	$(3,674)

Reconciliation of Net (Loss) Income per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net (Loss) Income Per Diluted Share	$(0.03)	$(16.04)	$0.85	$(16.53)
Adjustments
Impairment of long-lived assets	—	0.59	0.14	0.83
Loss (gain) on sale of assets	0.19	0.10	(0.09)	0.15
CEO separation costs, net	—	—	—	0.08
Employee separation costs	0.03	—	0.08	—
Unpermitted discharge penalty	—	—	0.16	—
Employment class action lawsuit	0.30	—	0.30	—
Valuation allowance for deferred tax assets	—	15.42	—	15.45
Calculated income tax effect(1)	—	(0.18)	—	(0.28)
Total adjustments	0.52	15.93	0.59	16.23
Adjusted Net Income (Loss) Per Diluted Share	$0.49	$(0.11)	$1.44	$(0.30)

(1) - Assumes an annual effective tax rate of 0% and 26% for 2025 and 2024, respectively.

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net (Loss) Income	$(429)	$(207,049)	$11,185	$(212,845)
Adjustments
Impairment of long-lived assets	—	7,626	1,866	10,708
Loss (gain) on sale of assets	2,520	1,326	(1,175)	1,952
CEO separation costs, net	—	—	—	1,050
Employee separation costs	458	—	1,096	—
Unpermitted discharge penalty	—	—	2,155	—
Employment class action lawsuit	4,000	—	4,000	—
Interest expense	25	112	232	112
Income tax expense	55	195,419	544	194,333
Depreciation, depletion, and amortization	10,759	10,430	40,241	37,361
Amortization of intangible assets	82	82	328	328
Accretion of asset retirement obligation	631	622	2,603	2,489
Total adjustments	18,530	215,617	51,890	248,333
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$18,101	$8,568	$63,075	$35,488

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Potash and Trio® Net Realized Sales Price per Ton:

	Potash Segment
	Three Months Ended December 31,
(in thousands, except per ton amounts)	2025	2024
Total Segment Sales	$29,533	$28,867
Less: Segment byproduct sales	5,976	6,910
Potash freight costs	2,295	2,170
Subtotal	$21,262	$19,787

Divided by:
Potash tons sold	55	57
Average net realized sales price per ton	$387	$347

	Potash Segment
	Year Ended December 31,
(in thousands, except per ton amounts)	2025	2024
Total Segment Sales	$139,583	$124,833
Less: Segment byproduct sales	24,580	24,634
Potash freight costs	12,964	9,675
Subtotal	$102,039	$90,524

Divided by:
Potash tons sold	289	240
Average net realized sales price per ton	$353	$377

	Trio® Segment
	Three Months Ended December 31,
(in thousands, except per ton amounts)	2025	2024
Total Segment Sales	$43,314	$23,490
Less: Segment byproduct sales	151	301
Trio® freight costs	10,172	5,343
Subtotal	$32,991	$17,846

Divided by:
Trio® tons sold	87	54
Average net realized sales price per ton	$379	$330

	Trio® Segment
	Year Ended December 31,
(in thousands, except per ton amounts)	2025	2024
Total Segment Sales	$144,463	$105,428
Less: Segment byproduct sales	497	655
Trio® freight costs	32,818	25,841
Subtotal	$111,148	$78,932

Divided by:
Trio® tons sold	303	254
Average net realized sales price per ton	$367	$311

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2025 AND 2024
(In thousands)

	Three Months Ended December 31, 2025
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$23,557	$—	$—	$(2)	$23,555
Trio®	—	43,163	—	—	43,163
Water	—	—	555	—	555
Salt	2,837	151	—	—	2,988
Magnesium Chloride	1,453	—	—	—	1,453
Brines	1,686	—	1,095	—	2,781
Other	—	—	1,381		1,381
Total Revenue	$29,533	$43,314	$3,031	$(2)	$75,876

	Year Ended December 31, 2025
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$115,003	$—	$—	$(158)	$114,845
Trio®	—	143,966	—	—	143,966
Water	—	—	3,173	—	3,173
Salt	11,657	497	—	—	12,154
Magnesium Chloride	6,191	—	—	—	6,191
Brines	6,732	—	4,316	—	11,048
Other	—	—	6,951	—	6,951
Total Revenue	$139,583	$144,463	$14,440	$(158)	$298,328

	Three Months Ended December 31, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$21,957	$—	$—	$(53)	$21,904
Trio®	—	23,189	—	—	23,189
Water	—	—	943	—	943
Salt	3,179	301	—	—	3,480
Magnesium Chloride	1,857	—	—	—	1,857
Brines	1,874	—	968	—	2,842
Other	—	—	1,588		1,588
Total Revenue	$28,867	$23,490	$3,499	$(53)	$55,803

	Year Ended December 31, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$100,199	$—	$—	$(252)	$99,947
Trio®	—	104,773	—	—	104,773
Water	—	—	13,602	—	13,602
Salt	12,378	655	—	—	13,033
Magnesium Chloride	5,324	—	—	—	5,324
Brines	6,932	—	4,204	—	11,136
Other	—	—	6,879	—	6,879
Total Revenue	$124,833	$105,428	$24,685	$(252)	$254,694

Three Months Ended December 31, 2025	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$29,533	$43,314	$3,031	$(2)	$75,876
Less: Freight costs	3,026	10,172	—	(2)	13,196
Warehousing and handling costs	1,387	1,615	—	—	3,002
Cost of goods sold	18,246	21,033	2,765	—	42,044
Lower of cost or net realizable value inventory adjustments	2,282	—	—	—	2,282
Gross Margin	$4,592	$10,494	$266	$—	$15,352
Depreciation, depletion, and amortization incurred(2)	$8,649	$815	$906	$471	$10,841

Year Ended December 31, 2025	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$139,583	$144,463	$14,440	$(158)	$298,328
Less: Freight costs	15,617	32,818	—	(158)	48,277
Warehousing and handling costs	6,530	5,685	—	—	12,215
Cost of goods sold	94,776	72,574	11,228	—	178,578
Lower of cost or net realizable value inventory adjustments	4,442	—	—	—	4,442
Gross Margin	$18,218	$33,386	$3,212	$—	$54,816
Depreciation, depletion, and amortization incurred(2)	$31,478	$3,353	$3,813	$1,925	$40,569

Three Months Ended December 31, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$28,867	$23,490	$3,499	$(53)	$55,803
Less: Freight costs	3,200	5,343	—	(53)	8,490
Warehousing and handling costs	1,417	1,325	—	—	2,742
Cost of goods sold	18,151	14,031	3,466	—	35,648
Lower of cost or net realizable value inventory adjustments	1,631	—	—	—	1,631
Gross Margin	$4,468	$2,791	$33	$—	$7,292
Depreciation, depletion, and amortization incurred(2)	$8,136	$901	$1,031	$444	$10,512

Year Ended December 31, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$124,833	$105,428	$24,685	$(252)	$254,694
Less: Freight costs	13,176	25,841	—	(252)	38,765
Warehousing and handling costs	6,306	5,169	—	—	11,475
Cost of goods sold	83,974	69,980	17,461	—	171,415
Lower of cost or net realizable value inventory adjustments	3,957	—	—	—	3,957
Gross Margin	$17,420	$4,438	$7,224	$—	$29,082
Depreciation, depletion and, amortization incurred(2)	$27,955	$3,500	$4,431	$1,803	$37,689

(1) Segment sales include the sales of byproducts generated during the production of potash and Trio®.
(2) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation and depletion amounts absorbed in or (relieved from) inventory.